Exhibit 2.9

FIRST AMENDMENT TO SECURED PROMISSORY NOTE AND SECURITY AGREEMENT AND TERMINATION OF MEMBERSHIP INTEREST PURCHASE AGREEMENT

This First Amendment to Secured Promissory Note and Security Agreement and Termination of Membership Interest Purchase Agreement (this “Amendment”) is executed this 26th day of August, 2019 by and among CANNASSIST, LLC., a Massachusetts limited liability company (the “Maker”), and CLS HOLDINGS USA, INC., a Nevada corporation (the “Holder”), and amends that certain Secured Promissory Note in the principal sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00), dated January 29, 2019 (the “Existing Note”), and that certain Security Agreement dated January 29, 2019 (the “Existing Security Agreement”), in both cases executed by Maker in favor of Holder. This Amendment also terminates that certain Membership Interest Purchase Agreement dated as of March 11, 2019 (the “Purchase Agreement”), by and among Maker, each of the members of Maker set forth on Annex A attached thereto (collectively, the “Members”), David Noble as the Member Representative (the “Member Representative”), and CLS Massachusetts (the “Buyer”) and is executed by each of the parties thereto. Capitalized terms not otherwise defined herein shall have the same meaning as in the Existing Note. The Existing Note, as amended by this Amendment, shall be referred to herein as the “Note” and the Existing Security Agreement, as amended by this Amendment, shall be referred to as the “Security Agreement.”

NOW, THEREFORE, in consideration of Holder’s agreement to enter into this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the applicable parties agree to amend the Existing Note and the Existing Security Agreement, and terminate the Purchase Agreement, as follows:

1.     Advances. The Second Paragraph of the Existing Note is hereby amended and restated as follows:

“The Note shall be advanced in tranches as a line of credit. The first $150,000.00 was advanced on February 4, 2019 and an additional $175,000 was advanced on June 24, 2019. There shall be no further amounts advanced pursuant to the terms of the Loan Documents (as defined below).”

2.     Maturity Date. The Third Paragraph of the Existing Note is hereby amended and restated as follows:

“This Note shall bear interest at the rate of 8% per annum. Unless this Note is earlier repaid in full, this Note shall mature and all outstanding principal, accrued interest and any other amounts due hereunder, shall become due and payable in full on February 28, 2020.”

3.     Remedies upon Event of Default. Section 9 of the Existing Security Agreement is hereby amended to add the following language at the end of such Section:

“Notwithstanding the foregoing, the parties acknowledge that the Borrower shall seek to sell its assets in order to repay the amounts due under the Note. Lender shall waive its security interest in the Collateral to permit such sale as long as the first proceeds from such sale are sufficient to repay all amounts due under the Note and are used for such purpose. If the Borrower is unable to repay all amounts due under the Note before the December 31, 2019, or upon the occurrence of an Event of Default, in addition to Lender’s other remedies set forth in the Existing Security Agreement, Lender shall be permitted to offer for sale all of the assets of Borrower, including its cannabis licenses and lease, and if Lender identifies a qualified purchaser (meaning a purchaser that is qualified with the state to obtain a cannabis license), Borrower shall cooperate with Lender in allowing Lender to sell all of Borrower’s assets, including its cannabis licenses, for not less than $1 million. The first proceeds from such sale shall be applied to the repayment of all amounts due under the Note, and the excess, if any, shall be paid to Borrower.

4.     Power of Attorney. Section 10 of the Existing Security Agreement is hereby amended to add a new subsection (c) and change the existing subsection (c) to (d) in the first sentence:

“(c) endorse the name of the Borrower or any of the Borrower’s officers or agents upon (i) any change of ownership or other documents to be filed with the Massachusetts state and local cannabis regulators to reflect a proposed transfer of Borrower’s licenses, (ii) any bills of sale or equivalent documents necessary or appropriate to transfer ownership to any of Borrower’s assets, (iii) any lease amendment, assignment or equivalent documents required to assign the Borrower’s lease to any purchaser of Borrower’s assets, and (iv) any document or instrument that is necessary or appropriate, in the reasonable judgment of Lender, to transfer ownership or the rights associated with Borrower’s assets to any purchaser or such assets;”

5.     Effect of Amendment. Except as expressly modified by this Amendment, the Existing Note and Existing Security Agreement shall remain unmodified and in full force and effect.

6.     Termination of Purchase Agreement.     Pursuant to Section 9(a) of the Purchase Agreement, Buyer, Maker, the Members, and the Member Representative hereby mutually terminate the Purchase Agreement as of the date hereof.

7.     Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or PDF copy), each of which shall be deemed an original and all of which together shall constitute one instrument.

(Signature Page Follows)

The parties have executed this First Amendment to Secured Promissory Note and Security Agreement and Termination of Membership Interest Purchase Agreement as of the date first written above.

MAKER: CANNASSIST, LLC By: /s/ Jon Napoli Name: Jon Napoli Title: Manager MEMBER REPRESENTATIVE: /s/ David Noble David Noble MEMBERS: /s/ Jonathan Napoli Jonathan Napoli /s/ David Noble David Noble	HOLDER: CLS HOLDINGS USA, INC. By: /s/ Jeffrey I. Binder Name: Jeffrey I. Binder Title: Chairman and CEO BUYER: CLS MASSACHUSETTS, INC. By: /s/ Jeffrey I. Binder Jeffrey Binder, Chairman and CEO

PERSONAL GUARANTY

The undersigned, David Noble and Jonathan Napoli (together, the “Guarantors”), jointly and severally, agree to the terms of the foregoing Amendment and confirm that such amendments shall not alter their obligations to personally guaranty the obligations of the Maker under the above-referenced Note.

                                                                                       /s/ David Noble

David Noble

                                                                                       /s/ Jonathan Napoli

Jonathan Napoli